Exhibit 99.1

Glen Ellyn, Illinois October 29, 2010 Company Release	Contact: Scott W. Hamer President/CEO 630-545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES RESULTS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2010

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the holding company for Community Bank-Wheaton/Glen Ellyn (the “Bank”), reported net income (unaudited) for the three months ended September 30, 2010 of $230,000 and a net loss for the nine months ended September 30, 2010 of $2.3 million.  This compares to net income of $86,000 and a net loss of $222,000 for the comparable prior year periods.  Net income available to common shareholders, which takes into account the impact of preferred stock dividends, totaled $118,000 for  the three months ended September 30, 2010 as compared to net loss available to common shareholders of $20,000 for the three months ended September 30, 2009.  In addition, net loss available to common shareholders totaled $2.7 million for the nine months ended September 30, 2010 as compared to $385,000 for the nine months ended September 30, 2009.  For the three months ended September 30, 2010, basic and diluted earnings per share totaled $0.09 compared to basic and diluted loss per share of $0.02 for the prior year period.  In addition, for the nine months ended September 30, 2010, basic and diluted loss per share totaled $2.15 compared to basic and diluted loss per share of $0.31 for the nine months ended September 30, 2009.  The increase in net income for the three months ended September 30, 2010 is primarily the result of the net effect of a $251,000 increase in net interest income, a $179,000 increase in noninterest income, and a $208,000 increase in noninterest expenses.  Similarly, the increase in net loss for the nine months ended September 30, 2010 is primarily the net effect of a $3.7 million increase in provision for loan losses, a $270,000 decrease in noninterest income, a $749,000 increase in noninterest expense, and a $1.2 million increase in net interest income.

Total assets at September 30, 2010 were $333.1 million, which represents a decrease of $8.5 million, or 2.5%, compared to $341.5 million at December 31, 2009.  Decreases in loans receivable, investment securities and cash and cash equivalents were offset by increases in other real estate owned (“OREO”), real estate held for investment and interest bearing time deposits.  Loans receivable decreased $8.6 million, or 3.7%, to $224.3 million at September 30, 2010 from $233.0 million at December 31, 2009, investment securities decreased $4.8 million, or 10.8%, to $39.7 million at September 30, 2010 from $44.5 million at December 31, 2009 and cash and cash equivalents decreased $6.0 million, or 23.3%, to $19.8 million at September 30, 2010 from $25.8 million at December 31, 2009.  Other real estate owned increased $688,000, or 28.7%, to $3.1 million at September 30, 2010 from $2.4 million at December 31, 2009.  In addition, real estate held for investment increased to $4.3 million at September 30, 2010 from zero at December 31, 2009 and interest bearing time deposits increased $4.0 million, or 648.5%, to $4.6 million at September 30, 2010 from $618,000 at December 31, 2009.  The decrease in loans and increases in other real estate owned and real estate held for investment during the nine months ended September 30, 2010 is primarily due to the Bank (1) taking possession of several properties through foreclosure proceedings and transferring them to other real estate owned and (2) accepting a deed in lieu of foreclosure on two other properties, which have been leased. Included in other real estate owned at September 30, 2010 are two one-to-four family residences, two multi-unit condominium buildings, one mixed-use commercial/residential property and one commercial property. Deposits decreased $6.8 million, or 2.3%, to $291.5 million at September 30, 2010 from $298.3 million at December 31, 2009. This decrease primarily consists of decreases in: (1) money market accounts of $9.4 million, or 21.9%, to $33.5 million at September 30, 2010 from $42.9 million at December 1, 2009; (2) certificates of deposit of $14.0 million, or 11.5%, to $107.8 million at September 30, 2010 from $121.8 million at December 31, 2009; and (3) non interest-bearing demand deposit accounts of $385,000, or 1.3%, to 29.6 million at September 30, 2010 from $30.0 million at December 31, 2009. These decreases were partially offset by an increase in regular savings accounts of $21.9 million, or 83.8%, to $48.0 million at September 30, 2010 from $26.1 million at December 31, 2009. The increase in regular savings accounts is primarily due to the introduction of a higher rate savings account in November 2009. The percentage of regular savings accounts to total deposits increased to 16.5% at September 30, 2010 from 8.8% at December 31, 2009 and the percentage of certificates of deposit to total deposits decreased to 37.0% at September 30, 2010 from 40.8% at December 31, 2009. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $300,000, or 2.0%, to $14.5 million at September 30, 2010 from $14.8 million at December 31, 2009.

Stockholders’ equity decreased $1.9 million, or 8.3%, to $20.8 million at September 30, 2010 from $22.7 million at December 31, 2009.  The decrease in stockholders’ equity was primarily due to the Company’s net loss for the nine months ended September 30, 2010, partially offset by an increase of $734,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio.  As of September 30, 2010 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value1 of $11.12 per share at that date.

Net interest income before provision for loan losses increased $251,000, or 10.6%, to $2.6 million for the three months ended September 30, 2010 and $1.2 million, or 18.3%, to $7.8 million for the nine months ended September 30, 2010 as compared to the comparable prior year periods.  These increases are primarily due to decreases in the average cost of interest bearing liabilities of 72 and 79 basis points for the three and nine months ended September 30, 2010, respectively.  The average cost of interest bearing liabilities decreased to 1.13% and 1.25% for the three and nine months ended September 30, 2010, respectively, from 1.85% and 2.04% for the comparable prior year periods.  The effect of this decrease in average cost was partially offset by decreases in the average yield on interest-earning assets of 34 and 40 basis points for the three and nine months ended September 30, 2010, respectively.  The average yield on interest-earning assets decreased to 4.54% and 4.59% for the three and nine months ended September 30, 2010, respectively, from 4.88% and 4.99% for the comparable prior year periods.  The net interest margin, expressed as a percentage of average earning assets, increased 28 basis points to 3.47% for the three months ended September 30, 2010 from 3.19% for the three months ended September 30, 2009.  In addition, the net interest margin, expressed as a percentage of average earning assets, increased 31 basis points to 3.41% for the nine months ended September 30, 2010 from 3.10% for the nine months ended September 30, 2009.  The average yield on loans decreased 10 and 31 basis points for the three and nine months ended September 30, 2010, respectively, compared to the comparable prior year periods.  This decrease is primarily due to the increase in nonaccrual loans and associated reversal of loan interest income.  Nonperforming loans increased $5.8 million, or 38.7%, to $20.8 million at September 30, 2010 from $15.0 million at December 31, 2009.  The largest component of nonperforming loans is residential real estate, which increased $6.9 million, or 216.1%, to $10.0 million at September 30, 2010 or 47.5% of total nonperforming loans, from $3.1 million at December 31, 2009.  Nonperforming real estate construction loans increased $1.7 million, or 46.2%, to $5.6 million at September 30, 2010 from $3.9 million at December 31, 2009.  These increases were partially offset by a decrease in nonperforming commercial real estate loans, which decreased $2.2 million or 47.3%, to $2.5 million at September 30, 2010 from $4.7 million at December 31, 2009 and now represent 11.8% of total nonperforming loans.  The average yield on loans decreased to 5.24% and 5.21% for the three and nine months ended September 30, 2010, respectively, from 5.34% and 5.52% for the comparable prior year periods.

1 The information to reconcile tangible book value to book value can be found on page 7.

The provision for loan losses decreased $10,000 for the three months ended September 30, 2010 and increased $3.7 million for the nine months ended September 30, 2010 compared to the respective prior year periods.  The increase in the provision is the result of management’s quarterly analysis of the allowance for loan loss.  Nonperforming loans increased $5.8 million to $20.8 million, or 6.3% of total assets, at September 30, 2010 from $15.0 million, or 4.4% of total assets, at December 31, 2009.  The ratio of the allowance for loan losses to nonperforming loans totaled 21.1% and 32.0% at September 30, 2010 and December 31, 2009, respectively.  Management continues to take aggressive actions in identifying and disposing of problem credits.

Noninterest income increased $179,000 to $723,000 for the three months ended September 30, 2010 as compared to the comparable prior year period.  The increase is primarily due to an increase in gain on sale of securities of $112,000 and an increase in gain on sale of foreclosed assets of $36,000.  Partially offsetting these increases was a decrease on gain on sale of loans of $14,000 and a decrease in service charges on deposit accounts of $28,000.  Noninterest income decreased $270,000 to $1.5 million for the nine months ended September 30, 2010 as compared to the comparable prior year period.  The decrease is primarily due to a decrease in gain on sale of loans of $234,000 and a decrease in service charges on deposit accounts of $86,000.  In addition, write-downs on other real estate owned totaled $185,000 compared to zero for the comparable prior year period.  Partially offsetting these decreases were increases of $62,000 in gains on sale of securities and $94,000 in gains on sale of foreclosed assets.

Noninterest expense increased $208,000, or 7.5%, to $2.9 million for the three months ended September 30, 2010 as compared to the comparable prior year period.  This increase is primarily due to increases in professional fees, including attorney’s fees of $10,000, other real estate owned expenses of $122,000, data processing expenses of $39,000 and salary and benefits expense of $50,000.  These increases are partially offset by decreases in occupancy expense of $17,000.  The increase in OREO expenses and attorneys fees’ are related to the increase of $1.0 million in OREO to $3.1 million at September 30, 2010 compared to $2.1 million at September 30, 2009.  Noninterest expense increased $749,000, or 9.4%, to $8.7 million for the nine months ended September 30, 2010 as compared to the comparable prior year period.  This increase is primarily due to increases in professional fees, including attorney’s fees of $155,000, other real estate owned expenses of $351,000 and data processing expense of $142,000.  These increases in OREO expenses and attorneys fees’ are related to the increase in OREO mentioned above.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $333.1 million in assets at September 30, 2010.  Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

For further information about the Company and the Bank visit them on the world-wide-web at www.cbwge.com.  In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

This release and accompanying financial data tables contains a reference to tangible book value, which excludes from total equity preferred stock.  Tangible book value provides a method to assess the level of tangible net assets on a per share basis.  Tangible book value is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”).  The Company’s management uses this non-GAAP measure in its analysis of the Company’s performance.  This measure should not be considered a substitute for book value par share value, a GAAP basis measure, nor should it be viewed as a substitute for operating results determined in accordance with GAAP.  Management believes the presentation of tangible book value per share provides useful supplemental information that is essential to a proper understanding of the financial results of the Company.

Community Financial Shares, Inc.
Selected Consolidated Financial Data: (Unaudited)	September 30,	June 30,	March 31,	December 31,
(In thousands)	2010	2010	2010	2009
Total assets	$333,069	$337,672	$341,524	$341,530
Loans receivable, net	224,335	226,010	228,949	232,972
Investment securities available-for-sale	39,749	41,512	44,821	44,544
Deposits	291,468	296,671	297,740	298,311
FHLB Advances and other borrowings	14,500	14,600	14,700	14,800
Stockholders' equity	20,822	20,446	23,021	22,707
Nonperforming assets	23,925	24,920	16,095	17,431
Nonperforming loans	20,840	21,564	12,234	15,035
Allowance for loan losses	4,403	4,374	4,799	4,812
Selected ratios:
Total equity to total assets	6.25%	6.05%	6.74%	6.65%
Allowance for loan losses as a % of nonperforming assets	18.4%	17.6%	29.8%	27.6%
Allowance for loan losses as a % of loans	1.92%	1.90%	2.05%	2.02%
Market value per share	$7.75	$8.25	$8.50	$7.55
Quarterly net interest margin (1)	3.47%	3.27%	3.52%	3.27%
Tangible book value per share:
Total capital	$20,822	$20,446	$23,021	$22,707
Less: Preferred equity	6,970	6,970	6,970	6,970
Tangible common equity	$13,852	$13,476	$16,051	$15,737
Outstanding common shares	1,245,267	1,245,267	1,245,267	1,245,267
Tangible book value per share	$11.12	$10.82	$12.89	$12.64
Subsidiary Bank:
Tier 1 capital to average assets	6.54%	6.37%	7.60%	7.70%
Tier 1 capital to risk-weighted assets	8.76%	8.84%	10.50%	10.30%
Total capital to risk-weighted assets	10.02%	10.09%	11.70%	11.50%

	Three months ended		Nine months ended
	September 30,		September 30,
Selected operating data: (Unaudited)	2010	2009	2010	2009
(In thousands, except per share data)
Interest income	$3,427	$3,625	$10,434	$10,568
Interest expense	807	1,256	2,678	4,014
Net interest income	2,620	2,370	7,756	6,554
Provision for loan losses	110	120	4,775	1,080
Net interest income after provision for loan losses	2,510	2,250	2,981	5,474
Noninterest income	723	544	1,502	1,772
Noninterest expense	2,974	2,766	8,680	7,932
Income (loss) before income tax	260	28	(4,197)	(686)
Income tax expense (benefit)	30	(58)	(1,852)	(464)
Net income (loss)	230	86	(2,345)	(222)
Preferred stock dividends and accretion	(112)	(106)	(331)	(163)
Net income (loss) available to common shareholders	$118	$(20)	$(2,676)	$(385)

Earnings (loss) per share - basic	$0.09	$(0.02)	$(2.15)	$(0.31)
Earnings (loss) per share - diluted	$0.09	$(0.02)	$(2.15)	$(0.31)

Selected performance ratios:
Return on average assets (1)	0.27%	0.11%	-0.93%	-0.10%
Return on average equity (1)	4.43%	1.47%	-14.09%	-1.50%
Noninterest expense to average total assets (1)	3.53%	3.41%	3.44%	3.41%
Net interest margin (1)	3.47%	3.19%	3.41%	3.10%
Average total assets	$334,005	$322,187	$337,403	$311,442
Average total equity	20,605	23,233	22,260	19,817

(1) Annualized.